EXHIBIT 10.53
[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (1) IS NOT MATERIAL AND (2) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

[DATE]
To:  [NAME]
         [POSITION]

From:  Timothy P. Grace
         Chief Human Resources Officer

Subject:  Corporate Retention Program

Dear [NAME],

As you know, we consider you a critical member of our team, and this letter is to inform you that Laureate Education, Inc. (the “Company”) would like to offer you the opportunity to participate in the corporate retention program (the “Program”).

The Program is designed to encourage your continued employment at the Company at least through the end of the Company’s exploration of strategic alternatives for its businesses (the “Strategic Alternative Process”) by offering you (i) a cash payment (the “Retention Bonus”) based on the total value generated for shareholders during the Strategic Alternative Process, (ii) the acceleration of your outstanding and non-forfeited equity awards upon certain terminations of employment prior to and for a limited time following the end of the Strategic Alternative Process and (iii) enhanced severance benefits upon certain terminations of employment prior to and for a limited time following the end of the Strategic Alternative Process or following a change in control of the Company. These three elements of the Program are discussed in detail below.

Capitalized terms that are not defined in the body of this letter are defined in Annex A.

I.Retention Bonus

You will be eligible to receive your Retention Bonus on the earlier of (i) the date of consummation of a Change in Control (as defined under the Company’s Amended and Restated 2013 Long-Term Incentive Plan (the “Plan”)) or (ii) the date the Board of Directors of the Company (the “Board”) declares a close to the Strategic Alternative Process (together with (i), the “Determination Date”).

The Retention Bonus will be determined by multiplying (x) your target amount of $[•] (the “Target Amount”, which is 75% of your current base salary) by (y) a value factor ranging from 0-2 (with the target being 1), based on the Total Value to Shareholders, and multiplying that product by (z) a fraction, the numerator of which is the number of whole months from January 27, 2020 to the Valuation Date and the denominator of which is twelve (collectively, the “Retention Bonus Amount”). The applicable performance goals with respect to Total Value to Shareholders and corresponding value factors are listed in Annex B.

In the event that, prior to the Determination Date, your employment is terminated by the Company or its affiliates without Cause or you resign for Retention Bonus Good Reason, you will be eligible to receive a Retention Bonus determined in accordance with the paragraph above (the “Pro-Rata Retention Bonus Amount”).

Retention Bonus Vesting

Unless you become eligible to receive the Pro-Rata Retention Bonus Amount, in order to receive your Retention Bonus, you must remain employed by the Company or its affiliates in good standing through the Determination Date, and you must not have given notice of your intent to resign from employment without Retention Bonus Good Reason on or before the Determination Date.

If your employment with the Company or its affiliates is terminated prior to the Determination Date for any reason other than a termination without Cause or a resignation for Retention Bonus Good Reason, you will not be eligible to receive your Retention Bonus.

Retention Bonus Payment Date
Subject to your satisfaction of the applicable conditions set forth above, the Retention Bonus will be paid to you as soon as practicable on or following the Determination Date, or, if earlier, the date your employment is terminated by the Company or its affiliates without Cause or you resign for Retention Bonus Good Reason, as applicable, (together with the Determination Date, the “Payment Event”) but no later than the earlier of (i) 90 days following the applicable Payment Event, and (ii) March 15 of the year following the applicable Payment Event.
II.Equity Acceleration

In the event that, either prior to the Determination Date or during the Equity Acceleration Protected Period, your employment is terminated by the Company or its affiliates without Cause or you resign for Modified Good Reason, all your then-outstanding and non-forfeited equity awards (“Covered Awards”) granted under the Plan will vest in full and settle (with performance targets deemed attained) on or within thirty (30) days after the date of your termination of employment. If you remain employed with the Company or its affiliates as of the Determination Date and through the end of the Equity Acceleration Protected Period, the vesting of your Covered Awards will not accelerate as provided in the previous sentence.

All other terms and conditions of your Covered Awards will continue to apply with full force and effect (including with respect to vesting and settlement in the normal course and with respect to any enhanced treatment upon a qualifying termination on or following a Change in Control) in accordance with the Plan and the applicable award agreements made thereunder.

III.Severance Policy Enhancements

In the event that, either prior to the Determination Date or during the Severance Policy Protected Period, your employment is terminated by the Company or its affiliates without Cause or you resign for

Modified Good Reason, you will receive the benefits under the Severance Policy, as provided in Section 2.01 (Change in Control) of the Severance Policy, that you would be eligible to receive if the Company were to terminate your employment for any reason other than Cause, or if you were to terminate your employment for Good Reason, on or at any time during the twelve (12)-month period following a Change in Control (as Cause, Good Reason and Change in Control are defined in the Severance Policy) (such benefits, the “Severance Benefits”).

In addition to the Severance Benefits, you will also receive upon such a termination of employment an amount (the “Pro-Rata Annual Bonus”) equal to your annual target bonus for the year of your termination multiplied by a fraction, the numerator of which is the number of days that have elapsed in the year of your termination from the start of such year through the date of your termination and the denominator of which is three-hundred sixty-five (365).

Finally, you will also receive the Pro-Rata Annual Bonus if the Company terminates your employment for any reason other than Cause, or if you terminate your employment for Good Reason, on or at any time during the twelve (12)-month period following a Change in Control (as Cause, Good Reason and Change in Control are defined in the Severance Policy) whether or not such Change in Control is the Determination Date.

Any right you may have to the Severance Benefits or the Pro-Rata Annual Bonus pursuant to this letter agreement will be subject to the same payment schedule and terms and conditions (including without limitation the execution and non-revocation of a general release of claims) that are set forth for the Severance Benefits in the Severance Policy.
Notwithstanding any other sentence of this letter agreement, you will only be able to receive the Severance Benefits and the Pro-Rata Annual Bonus once.

All other terms and conditions of the Severance Policy will continue to apply with full force and effect, except that Section 2.03(m) of the Severance Policy shall have no effect on this letter agreement. This Program represents an amendment of the Severance Policy as the Severance Policy applies to you and forms a part of the Severance Policy as the Severance Policy applies to you.

IV.Eligibility, Confidentiality, Other Agreements

You are only eligible for the Program and any payment or benefit described in this letter agreement if you sign and return this letter agreement no later [DATE], 2020.
The Program is targeted to critical positions and certain terms are confidential in nature. As part of accepting this letter agreement, you agree to keep the information on Annex B confidential. Should you fail to maintain this confidentiality, the Company may, in its discretion, declare your right to receive payment hereunder as forfeited.
Any payments under the Program are subject to your execution of an effective and irrevocable general release of claims against the Company, its affiliates, and other specified persons (other than with respect to the compensation and benefits described herein or otherwise owed to you); provided that if you are still employed by the Company on the Determination Date, the release for the Retention Bonus will be solely with respect to any claims related to the Retention Bonus.

This letter agreement (including Annex A and Annex B) contains all of the understandings and representations between the Company and you relating to the Program, the Retention Bonus, the equity acceleration, the Severance Benefits and the Pro-Rata Annual Bonus described herein and supersedes all prior and contemporaneous understandings and representations, both written and oral, with respect thereto; provided, however, that except as expressly set forth in this letter agreement, the Plan, all award agreements made thereunder and the Severance Policy will continue to apply with full force and effect.
Please sign in the space provided below to acknowledge your agreement and acceptance of the Program and terms of this letter agreement and return this letter agreement to me no later than [DATE], 2020.
We appreciate all that you do to contribute to our organization’s success! If you have any questions or concerns, please feel free to reach out to me.
Regards,

Timothy P. Grace
Chief Human Resources Officer

Accepted: __________________________________ Date: ___________________
          [NAME]

Annex A: Certain Definitions; Other Terms and Conditions
I.Definitions

“Cause” has the meaning that term is given in the Severance Policy.

“Equity Acceleration Protected Period” means the period beginning on the Determination Date and ending on the twelve (12)-month anniversary of the Determination Date.

“Modified Good Reason” means the occurrence of any of the following without your consent: (i) material diminution in your base salary, (ii) as of and following the Determination Date, material diminution in your authority, duties or responsibilities when compared to your authority, duties or responsibilities as of January 27, 2020, or (iii) a relocation by more than fifty (50) miles in the principal location in which you are required to perform services; provided that Modified Good Reason shall not exist unless and until you provide the Company with written notice of the acts alleged to constitute Modified Good Reason within ninety (90) days of your knowledge of the occurrence of such event, and the Company fails to cure such acts within thirty (30) days of receipt of such notice, if curable. You must terminate employment within sixty (60) days following the expiration of such cure period for the termination to be on account of Modified Good Reason.

For the avoidance of doubt, Modified Good Reason under clause (ii) above can only occur after, and not before, the Determination Date.

“Retention Bonus Good Reason” means the occurrence of either of the following without your consent: (i) material diminution in your base salary, or (ii) a relocation by more than fifty (50) miles in the principal location in which you are required to perform services; provided that Retention Bonus Good Reason shall not exist unless and until you provide the Company with written notice of the acts alleged to constitute Retention Bonus Good Reason within ninety (90) days of your knowledge of the occurrence of such event, and the Company fails to cure such acts within thirty (30) days of receipt of such notice, if curable. You must terminate employment within sixty (60) days following the expiration of such cure period for the termination to be on account of Retention Bonus Good Reason.

“Severance Policy” means the Company’s Severance Policy for Executives, as it may be amended from time to time.

“Severance Policy Protected Period” means the period beginning on the Determination Date and ending on the twelve (12)-month anniversary of the Determination Date.

“Total Value to Shareholders” as of the relevant Valuation Date means the total return to shareholders of the Company as of such date, as determined in good faith by the compensation committee of the Board (in each case, appropriately adjusted for any stock split, reverse stock split or other similar corporate events) and expressed as a dollar amount per share of Company common stock, calculated as the sum of:

(A)(i) the average closing price of the Company’s common stock over the 30 trading days prior to the Valuation Date, or (ii) solely if the Valuation Date is the date of consummation of a Change in Control, then the price per share received in the Change in Control; PLUS

(B)the value of cash dividends paid on the Company’s common stock during the Strategic Alternative Process and on or prior to the Valuation Date (which shall be deemed to have been reinvested in Company common stock effective as of the “ex-dividend” date based on the closing price for the Company’s common stock as of the ex-dividend date); PLUS

(C)in the case of a spin-off or similar transaction in which shares of a subsidiary of the Company (a “Spinco”) are issued to the Company’s shareholders, the value as of the Valuation Date of the number of Spinco shares issued in respect of each share of common stock of the Company in the spin-off or other similar transaction.

“Valuation Date” means the earlier to occur of (i) the date your employment is terminated by the Company or its affiliates without Cause or you resign for Retention Bonus Good Reason and (ii) the Determination Date.
II.Other Terms and Conditions
This letter agreement and the Program shall not be construed to otherwise alter the terms or conditions of your employment by the Company or any of its affiliates. Neither the execution of this letter agreement nor the award of the Retention Bonus will be construed as entitling you to continued employment with the Company (or any affiliate of or successor to the Company) or otherwise interfere with the right of the Company (or any affiliate of or successor to the Company) to terminate your service at any time for any reason.
The Retention Bonus is a special incentive payment and shall not be taken into account in computing the amount of salary or compensation for purposes of determining any bonus, incentive, pension, retirement, death or other benefit under any other bonus, incentive, pension, retirement, insurance or other employee benefit plan of the Company or its affiliates, unless such plan or agreement expressly provides otherwise.
Any amounts payable under this letter agreement shall be less all withholdings and authorized deductions.
All payments and benefits provided for in this letter agreement are intended to qualify for an exception to, or be in compliance with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, and this letter agreement will be interpreted or construed consistently with that intent.
This letter agreement may not be amended or modified unless in writing signed by both the Company and you. This letter agreement shall be construed in accordance with the laws of the State of Maryland without regard to conflicts-of-law principles. This letter agreement may be executed in one or more counterparts, all of which taken together will be deemed to constitute one and the same original.

ANNEX B
Target: [•]

Total Value to Shareholders	Value Factor*	Payout as % of Target
[*]	0	0.0%
[*]	.25	25%
[*]	.5	50%
[*]	1	100%
[*]	1.5	150%
[*]	2	200%
[*]	2	200%

*Straight-line interpolation between values